Exhibit 99.1

News Release

Contact:	Kevin Heine + 1 212 635 1590 kevin.heine@bnymellon.com

BNY Mellon Statement on Resolution Plan Feedback

NEW YORK, April 13, 2016 — BNY Mellon today released the following statement in response to the feedback it received from the Federal Deposit Insurance Corporation and the Federal Reserve on its 2015 resolution plan:

“BNY Mellon acknowledges the regulators’ feedback and is committed to addressing the issues raised within the required timeframe. As noted in the regulators’ letter, BNY Mellon has taken important steps to enhance the firm’s resolvability and facilitate its orderly resolution in bankruptcy. We remain fully focused on meeting the regulatory expectations to strengthen our plan as part of this iterative process.”

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of December 31, 2015, BNY Mellon had $28.9 trillion in assets under custody and/or administration, and $1.6 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

The information presented in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, expectations with respect to our resolution plan. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Factors that could cause BNY Mellon’s results to differ materially can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended December 31, 2015 and BNY Mellon’s other filings with the Securities and Exchange Commission. All statements in this press release speak only as of the date of this news release, and BNY Mellon undertakes no obligation to update any statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.